Exhibit 10.3

STOCK ESCROW AGREEMENT

THIS STOCK ESCROW AGREEMENT (“Agreement”), dated as of             , 2013, is by and among HF2 Financial Management Inc., a Delaware corporation (the “Company”), Continental Stock Transfer & Trust Company, a New York corporation (the “Escrow Agent”), and each of Broad Hollow Investors, LLC, Bulldog Investors, Burke Family Trust, Foote Family Trust, Healey Associates LLC, Healey Family Foundation, PanMar Capital llc, Parsifal Partners B, LP, R. Bradley Forth, Randall S. Yanker, White Sand Investor Group, LP, NAR Special Global, LLC, Thomas Maheras, Daniel T. Smythe, Ramnarain Jaigobind, Paul Schaeffer, Dickinson Investments LLC, SC-NGU LLC, Jeff Hodgman, Robert H. Zerbst and Joseph C. Canavan (collectively, the “Initial Stockholders”).

WHEREAS, the Company has entered into an Underwriting Agreement, dated as of the date hereof (the “Underwriting Agreement”), with EarlyBirdCapital, Inc. (“EarlyBirdCapital”) acting as representative of the underwriters (collectively, the “Underwriters”), pursuant to which the Underwriters have agreed to purchase 15,300,000 shares of Class A Common Stock, par value $0.0001 per share, of the Company (“Class A Common Stock”), plus an additional 2,295,000 shares of Class A Common Stock if the Underwriters exercise their over-allotment option in full, all as more fully described in the Company’s final prospectus, dated as of the date hereof (the “Prospectus”), comprising part of the Company’s Registration Statement on Form S-1 (File No. 333-186264) under the Securities Act of 1933, as amended (the “Registration Statement”), declared effective on the date hereof (the “Effective Date”);

WHEREAS, the Underwriters have required as a condition to the purchase of the shares of Class A Common Stock pursuant to the Underwriting Agreement that the Initial Stockholders deposit the number of shares of Common Stock of the Company as set forth opposite their respective names on Exhibit A attached hereto (collectively, the “Escrow Shares”) in escrow as hereinafter provided; and

WHEREAS, the Company and the Initial Stockholders desire that the Escrow Agent accept the Escrow Shares, in escrow, to be held and disbursed as hereinafter provided.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Appointment of Escrow Agent. The Company and the Initial Stockholders hereby appoint the Escrow Agent to act in accordance with and subject to the terms of this Agreement and the Escrow Agent hereby accepts such appointment and agrees to act in accordance with and subject to such terms.

2. Deposit of Escrow Shares. On or before the Effective Date, each of the Initial Stockholders shall have delivered or caused to be delivered to the Escrow Agent certificates representing his, her or its respective Escrow Shares, to be held and disbursed subject to the terms and conditions of this Agreement. Each Initial Stockholder acknowledges that the certificates representing his, her or its Escrow Shares is legended to reflect the deposit of such Escrow Shares under this Agreement.

3. Disbursement of the Escrow Shares. The Escrow Agent shall hold the Escrow Shares until the date that is one year after the date of completion of the Company’s initial business combination (as such term is defined in the Prospectus) (the “Escrow Period”), on which date it shall, upon written instructions from the Company’s Chief Executive Officer or Chief Financial Officer, disburse the Escrow Shares (and any applicable stock power) to the Initial Stockholders; provided, however, that at the end of the 45-day period in which the Underwriters may exercise their over-allotment option to purchase an additional 2,295,000 shares of Class A Common Stock (as described in the Prospectus), the Company shall give the Escrow Agent notice with respect to (i) the amount, if any, of the over-allotment option that was exercised by the Underwriters and (ii) with respect to each Initial Stockholder, the number of shares of Class A Common Stock, if any, held by such Initial Stockholder to be returned to the Company for cancellation, at no cost (as determined in accordance with the letter agreements, dated as of December 5, 2012 and February 26, 2013, entered into between the Company and each of the Initial Stockholders, (each a “Subscription Agreement”)), and upon such notice, the Initial Stockholders agree that the Escrow Agent shall return to the Company for cancellation, at no cost, such number of shares of Class A Common Stock as is set forth in such notice; provided further, however, that if the Escrow Agent is notified by the Company pursuant to Section 6.10 hereof that the Company is being liquidated then the Escrow Agent shall promptly destroy the certificates representing the Escrow Shares held pursuant to this Agreement; provided further, however, that the Escrow Agent (i) shall disburse each Initial Stockholder’s Escrow Shares (and any applicable stock power) to such Initial Stockholder prior to the date that is one year after the date of completion of the Company’s initial business combination, if, during such one year period, the Company (or the surviving entity) subsequently consummates a liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders of such entity having the right to exchange their shares of Class A Common Stock for cash, securities or other property and (ii) (A) shall disburse fifty percent (50%) of each Initial Stockholder’s Escrow Shares to such Initial Stockholder prior to the date that is one year after the date of completion of the Company’s initial business combination, if, during such one year period, the last sales price of the Class A Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after the Company’s initial business combination, and (B) shall disburse the remaining fifty percent (50%) of each Initial Stockholder’s Escrow Shares to such Initial Stockholder prior to the date that is one year after the date of completion of the Company’s initial business combination, if, during such one-year period, the last sales price of the Class A Common Stock equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after the Company’s initial business combination, in each case upon receipt of a notice executed by the Chief Executive Officer, Chief Financial Officer or other authorized officer of the Company, in form reasonably acceptable to the Escrow Agent, certifying that such transaction is then being consummated or such conditions have been achieved, as applicable. The Escrow Agent shall have no further duties hereunder after the disbursement or destruction of the Escrow Shares in accordance with this Section 3.

4. Rights of Initial Stockholders in Escrow Shares.

4.1. Voting Rights as a Stockholder. Subject to the terms of the Insider Letter described in Section 4.3 hereof and except as herein provided, the Initial Stockholders shall retain all of their rights as stockholders of the Company during the Escrow Period, including, without limitation, the right to vote the Escrow Shares.

4.2. Dividends and Other Distributions in Respect of the Escrow Shares. During the Escrow Period, all dividends payable in cash with respect to the Escrow Shares shall be paid to the Initial Stockholders, but all dividends payable in stock or other non-cash property (“Non-Cash Dividends”) shall be delivered to the Escrow Agent to hold in accordance with the terms hereof. As used herein, the term “Escrow Shares” shall be deemed to include the Non-Cash Dividends distributed thereon, if any.

4.3. Restrictions on Transfer. During the Escrow Period, no sale, transfer or other disposition may be made of any or all of the Escrow Shares except that the following transfers of Escrow Shares shall be permitted: (i) transfers to other holders of Escrow Shares, to the Company’s officers, directors and employees, to a holder’s affiliates or to its members upon its liquidation, (ii) transfers to relatives and trusts for estate planning purposes, (iii) transfers by virtue of the laws of descent and distribution upon death, (iv) transfers pursuant to a qualified domestic relations order, (v) transfers by private sales made in connection with the consummation of a business combination at prices no greater than the price at which the shares were originally purchased and (vi) a transfer to the Company for cancellation in connection with either the Underwriters exercise of less than the full over-allotment option or the consummation of the Company’s initial business combination; provided, however, that except for clause (vi), such permitted transfers may be implemented only upon the transferee’s written agreement to be bound by the terms and conditions of this Agreement and, as applicable, the Subscription Agreement and the Insider Letter (as defined below) signed by the Initial Stockholder transferring the Escrow Shares. Even if transferred in accordance with this Section 4.3, the Escrow Shares will remain subject to this Agreement and may only be released from escrow in accordance with Section 3 hereof. As used herein, the term “Insider Letter” refers to that letter entered into by each of the Initial Stockholders, with EarlyBirdCapital and the Company, dated as indicated on Exhibit A hereto, and the form of which is filed as an exhibit to the Registration Statement, respecting the rights and obligations of such Initial Stockholder in certain events, including but not limited to the liquidation of the Company and certain voting and transfer restrictions which will apply during the Escrow Period.

5. Concerning the Escrow Agent.

5.1. Good Faith Reliance. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

5.2. Indemnification. The Escrow Agent shall be indemnified and held harmless by the Company from and against any expenses, including counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, or the Escrow Shares held by it hereunder, other than expenses or losses arising from the gross negligence or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in an appropriate court to determine ownership or disposition of the Escrow Shares or it may deposit the Escrow Shares with the clerk of any appropriate court or it may retain the Escrow Shares pending receipt of a final, non-appealable order of a court having jurisdiction over all of the parties hereto directing to whom and under what circumstances the Escrow Shares are to be disbursed and delivered. The provisions of this Section 5.2 shall survive in the event the Escrow Agent resigns or is discharged pursuant to Sections 5.5 or 5.6 below.

5.3. Compensation. The Escrow Agent shall be entitled to reasonable compensation from the Company for all services rendered by it hereunder. The Escrow Agent shall also be entitled to reimbursement from the Company for all expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all counsel, advisors’ and agents’ fees and disbursements and all taxes or other governmental charges.

5.4. Further Assurances. From time to time on and after the date hereof, the Company and the Initial Stockholders shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

5.5. Resignation. The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by its giving the other parties hereto written notice and such resignation shall become effective as hereinafter provided. Such resignation shall become effective at such time that the Escrow Agent shall turn over to a successor escrow agent appointed by the Company, the Escrow Shares held hereunder. If no new escrow agent is so appointed within the 60 day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrow Shares with any court it reasonably deems appropriate.

5.6. Discharge of Escrow Agent. The Escrow Agent shall resign and be discharged from its duties as escrow agent hereunder if so requested in writing at any time by the other parties hereto, jointly, provided, however, that such resignation shall become effective only upon acceptance of appointment by a successor escrow agent as provided in Section 5.5.

5.7. Liability. Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own gross negligence or its own willful misconduct.

5.8. Trust Account Waiver. The Escrow Agent hereby waives all right, title, interest, or claim of any kind (“Claim”) in or to any monies in the trust account of the Company (the “Trust Account”) created pursuant to the Investment Management Trust Agreement, dated as of the date hereof, by and between the Company and Continental Stock Transfer & Trust Company, as Trustee, that it may have now or in the future, and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever.

6. Miscellaneous.

6.1. Governing Law; Jurisdiction and Venue; Waiver of Jury Trial. This Agreement shall be governed by, interpreted under, and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed within the State of New York, without giving effect to any choice-of-law provisions thereof that would compel the application of the substantive laws of any other jurisdiction. To the fullest extent permitted by applicable law, each party hereto (i) agrees that any claim, action or proceeding by such party seeking any relief whatsoever arising out of, or in connection with, this Agreement or the transactions contemplated hereby shall be brought only in the United States District Court for the Southern District of New York and in any New York State court located in the Borough of Manhattan and not in any other State or Federal court in the United States of America or any court in any other country, (ii) agrees to submit to the exclusive jurisdiction of such courts located in the State of New York for purposes of all legal proceedings arising out of, or in connection with, this Agreement or the transactions contemplated hereby, (iii) irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum and (iv) irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO WAIVES ANY AND ALL RIGHTS THE PARTY MAY HAVE TO A JURY TRIAL WITH RESPECT TO ANY DISPUTE ARISING UNDER THIS AGREEMENT OR IN CONNECTION WITH IT.

6.2. Third Party Beneficiaries. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto, except that each of the Initial

Stockholders hereby acknowledges that the Underwriters are third party beneficiaries of this Agreement and this Agreement may not be modified or changed without the prior written consent of EarlyBird Capital, Inc.

6.3. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. The signature pages hereto may be transmitted by facsimile or electronic transmission, and if so transmitted, shall constitute originals.

6.4. Entire Agreement. This Agreement (including the exhibits hereto) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.

6.5. Modifications and Amendments. Subject to Section 6.2, no amendment, modification or termination of this Agreement shall be binding upon any party unless executed in writing by each of the parties hereto.

6.6. Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

6.7. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their legal representatives, successors and assigns.

6.8. Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

6.9. Notices. All notices, demands, requests, consents, approvals or other communications required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be either personally served, delivered by reputable air courier service with charges prepaid guaranteeing overnight delivery, or transmitted by hand delivery, email, facsimile, or by mailing in the same sealed envelope, or registered first-class mail, postage prepaid, return receipt requested addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given (i) on the date of delivery if personally served, (ii) when receipt is acknowledged in writing by addressee, if transmitted by email or facsimile, provided, that if such service or transmission is not on a business day or is after normal business hours, then such notice shall be deemed given on the next business day, and (iii) five (5) business days after having been deposited in the mail, postage prepaid, if mailed by first-class mail. Notice otherwise sent as provided herein shall be deemed given on the next business day following timely delivery of such notice to a reputable air courier service with an order for next-day delivery.

If to the Company, to:

HF2 Financial Management Inc.

999 18th Street, Suite 3000

Denver, Colorado 80202

Attn: Richard S. Foote, President and Chief Executive Officer

Fax No.: (646) 224-8222

Email: rfoote@berkcap.com

If to an Initial Stockholder, to his, her or its address set forth in Exhibit A.

and if to the Escrow Agent, to:

Continental Stock Transfer & Trust Company

17 Battery Place

New York, New York 10004

Attn: Monty Harry

Fax No.: (212) 616-7615

Email: mharry@continentalstock.com

A copy of any notice sent hereunder shall be sent to:

Bingham McCutchen LLP

399 Park Avenue

New York, New York 10022

Attn: Floyd I. Wittlin, Esq.

Fax No.: (212) 702-3625

Email: floyd.wittlin@bingham.com

and:

EarlyBirdCapital, Inc.

275 Madison Avenue, 27th Floor

New York, New York 10016

Attn: Steven Levine

Fax No.: (212) 661-4936

Email: slevine@ebcap.com

and:

Graubard Miller

The Chrysler Building

405 Lexington Avenue

New York, New York 10174

Attn: David Alan Miller, Esq.

Fax No.: (212) 818-8881

Email: dmiller@graubard.com

The parties may change the persons and addresses to which the notices or other communications are to be sent by giving written notice to any such change in the manner provided herein for giving notice.

6.10. Liquidation of the Company. The Company shall give the Escrow Agent written notification of the liquidation and dissolution of the Company in the event that the Company fails to consummate an initial business combination within the time period(s) specified in the Prospectus.

[SIGNATURE PAGES FOLLOW]

WITNESS the execution of this Stock Escrow Agreement as of the date first above written.

COMPANY:

HF2 FINANCIAL MANAGEMENT INC.

By:
Name:	Richard S. Foote
Title:	President and Chief Executive Officer

INITIAL STOCKHOLDERS:

BROAD HOLLOW INVESTORS LLC

By:
Name:
Title:

BULLDOG INVESTORS

By:
Name:
Title:

BURKE FAMILY TRUST

By:
Name:
Title:

Robert C. Canavan

DICKINSON INVESTMENTS LLC

By:
Name:
Title:

FOOTE FAMILY TRUST

By:
Name:
Title:

R. Bradley Forth

HEALEY ASSOCIATES LLC

By:
Name:
Title:

HEALEY FAMILY FOUNDATION

By:
Name:
Title:

Jeffrey J. Hodgman

Ramnarain Jaigobind

Thomas Maheras

NAR SPECIAL GLOBAL, LLC

By:
Name:
Title:

PANMAR CAPITAL llc

By:
Name:
Title:

PARSIFAL PARTNERS B, LP

By:
Name:
Title:

Paul D. Schaeffer

SC-NGU LLC

By:
Name:
Title:

Daniel T. Smythe

Randall S. Yanker

WHITE SAND INVESTOR GROUP, LP

By:
Name:
Title:

Robert H. Zerbst

ESCROW AGENT:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:

EXHIBIT A

Name of Initial Stockholder	Number of Escrow Shares	Stock Certificate Number	Date of Insider Letter

Broad Hollow Investors LLC	570,897

Bulldog Investors	112,970

Burke Family Trust	352,643

Foote Family Trust	466,504

Healey Associates LLC	352,149

Healey Family Foundation	352,149

PanMar Capital llc	58,774

Parsifal Partners B, LP	293,869

R. Bradley Forth	266,923

Randall S. Yanker	265,656

White Sand Investor Group, LP	30,000

NAR Special Global, LLC	796,973

Thomas Maheras	132,829

Daniel T. Smythe	106,263

Ramnarain Jaigobind	66,414

Paul D. Schaeffer	26,566

Dickinson Investments LLC	13,283

SC-NGU LLC	13,283

Jeffrey J. Hodgman	26,566

Robert H. Zerbst	23,510

Joseph C. Canavan	70,529